EXHIBIT 10.29

LEASE AGREEMENT

- Between –

CURAGEN CORPORATION (Tenant)

- And –

ZFI GROUP, LLC (Landlord)

Exhibit 10.34

LEASE AGREEMENT

LEASE AGREEMENT made and entered into as of January 12, 2004, between ZFI Group, LLC (hereinafter known as “Landlord”), whose principal place of business is 105 North Main Street, Branford, Connecticut 06405, and CuraGen Corporation (hereinafter known as “Tenant”) whose principal place of business is 555 Long Wharf Drive, 11th Floor, New Haven, Connecticut 06511.

PREMISES

The Landlord, in consideration of the covenants, conditions, agreements and stipulations of the Tenant expressed, does hereby lease the following Premises, the improvements, buildings and land known as 15 Commercial Street, Branford, Connecticut 06405 (the “Premises”). The Premises is also described in Exhibit A of the Lease.

TERM AND USE

The Term of the Lease and the estate hereby granted (collectively the “Term of the Lease”) shall commence April 1, 2004 (hereinafter known as the “Commencement Date”) and shall end on March 31, 2009, unless earlier terminated as provided in the next sentence (hereinafter known as “End of Term”). In the event the Tenant elects to terminate this Lease by written notice to Landlord, the Term of the Lease shall terminate and shall thereafter continue as a month-to-month Lease under the same terms and conditions provided for herein until the Landlord has signed a lease for the Premises with a new tenant. The Landlord shall use diligent efforts to secure a new tenant. Rent and Common Area Charges shall continue as scheduled herein until the Landlord has signed a lease with a new tenant. Landlord shall grant Tenant access to the Premises upon execution of this Lease; provided, Tenant does not unreasonably interfere with Landlord’s current business. Landlord agrees to cooperate with Tenant in Tenant obtaining all permits, approvals and the like necessary to use the Premises as intended herein. Landlord shall deliver the possession of the Premises to Tenant on the Commencement Date free of all other tenants and parties in possession. Landlord shall pay Tenant $100,000.00 per day (the “Late Penalty”) for each day that Landlord is unable to deliver the Premises to Tenant within ninety (90) days of the date of this Lease Agreement. If the Premises are not delivered to Tenant by May 30, 2004, Tenant shall be permitted to cancel the Lease and Landlord shall indemnify Tenant for all costs and expenses incurred by Tenant in accordance with this Lease, including Tenant’s attorney’s fees and the Late Penalty, from the Commencement Date through Tenant’s Termination Date.

The Premises shall be used by the Tenant for office and lab use.

RENT

The Rent under this Lease for the Term hereof shall begin on the Commencement Date and stop at the End of Term. Rent shall include the Base Rent and Common Area Charges.

1. Base Rent beginning on the Commencement Date of the Lease shall be paid as follows:

From April 1, 2004 to March 31, 2009, the Base Rent is $170,000 per year, payable in equal installments of $14,166.67 per month.

2. In addition to Base Rent, the Tenant shall pay the Landlord for all expenses with respect to the operation, management, and maintenance of the interior and exterior of the building, the grounds, and all areas incidental to the Premises, hereinafter referred to as “Common Area Charges”. The costs shall include such items as, but not limited to, real estate taxes, all property insurance, sewer taxes or usage fees, water usage fees, general maintenance and repairs (other than those for which Tenant is responsible, referred to as “Tenant’s Repairs”) and contractor fees. Common Area Charges shall not include wages, salaries and benefits of employees above the level of Building manager; costs of painting, decorating or installing improvements in areas of the Building other than public areas; leasing commissions and other costs of leasing vacant space in the Building; depreciation of the Building and improvements therein; interest, amortization or other payments on loans to Landlord, whether secured or unsecured; income, excess profits or franchise taxes; ground lease rental; capital expenditures (except as described above); legal expenses relating to the sale, financing or leasing of the Building; costs of services or other benefits not offered to Tenant or for which Tenant is charged directly; costs incurred due to Landlord’s violation of laws (including any violation of any law existing on the date hereof); amounts paid to Landlord or Landlord’s subsidiaries or affiliates for goods and services furnished to the Building, to the extent in excess of competitive market rates for the same; costs reimbursed to Landlord by others, including (without limitation) items covered by insurance and items under warranty; costs arising from the presence of Hazardous Materials in, on or about the Building, including (without limitation) the removal and/or monitoring thereof, unless the presence of said Hazardous Materials was caused by the activities of the Tenant or its agents, servants or employees.

During the first lease year, the Tenant shall pay $1,700.00 (to be calculated by Owner) per month in addition to Base Rent (hereinafter referred to as “CAC Contribution”) towards the Common Area Charges. The Landlord will reconcile the difference between the CAC Contribution and the Common Area Charges at the end of each Lease year. The monthly CAC Contribution will be adjusted at the end of each Lease year by the Landlord to reflect the projected costs for the upcoming year. The Landlord will provide notice of the new CAC Contribution for the upcoming lease year sixty (60) days after the end of each Lease Year. Tenant shall have the right to inspect any bills and receipts used by the Landlord to determine the CAC Contribution.

3. The Rent shall be paid to the Landlord at the address specified herein, or at such other place as the Landlord may designate, in lawful money of the United States of America, as and when the same shall become due and payable and without abatement of offset and without notice or demand therefor.

4. If any installment of Rent as provided for in this Lease is not received at the Landlord’s address within ten (10) days after the same is due and payable, the Tenant shall pay an additional amount equal to five percent (5%) of the monthly Rent so due.

5. As used herein, “Lease Year” shall mean the period commencing on the Commencement Date and ending on the End of Term, including twelve consecutive calendar months. The Lease Year shall be prorated for any period not consisting of twelve (12) months.

TENANT’S REPAIRS

Tenant agrees to provide and pay for all ordinary and necessary maintenance and repairs of the interior and exterior of the Premises including, but not limited to, lighting tubes, ballasts, lavatory fixtures and accessories, all glass, all doors, exit signage, janitorial service, refuse and trash removal, heating and air conditioning, electrical, plumbing, and all systems in a professional manner. Tenant shall be solely responsible for the repair, maintenance and replacement of the heating and air conditioning systems of the Premises during the term of the Tenant’s possession of the Premises. The Tenant acknowledges that the present heating and air conditioning system serving the Premises is not adequate for the Tenant’s proposed use of the Premises. Tenant shall be responsible for the maintenance of the roof for a period of one (1) year from the date Tenant completes the tenant improvement work set forth on Exhibit B. For purposes of this provision, the date that Tenant completes such work shall be deemed to be the date Tenant notifies Landlord in writing that such work is complete (the “Tenant Completion Date Notice”). On and after the first year anniversary of the Tenant Completion Date Notice and during the remaining term of this Lease, Landlord shall be responsible for the repair and replacement of the roof. Except in the case of a bona fide emergency, the Tenant agrees to give the Landlord twenty four hours notice prior to entering upon the roof.

The Tenant, at its own expense, shall provide all structural repairs and replacements to the Premises and the Building and the replacement of all mechanical systems serving the Premises, including without limitation, the heating and air conditioning systems.

The Tenant will contract for landscaping, snow plowing, shoveling, sanding, salting of sidewalks, entrances, stairs and stoops, as well as to be certain that the parking areas and Premises are safe for use by the Tenant’s employees, visitors and invitees.

INSURANCE

1. At all times during the term of this lease, the Landlord shall insure the Premises against loss or damage by fire, flood, and such other casualties, rent loss, in such reasonable amounts as the Landlord shall reasonably deem appropriate. The Tenant shall reimburse the Landlord for this expense as part of the Common Area Charges.

2. The Tenant shall not commit or permit any violation of the policies carried by the Landlord, or do or permit anything to be done, or keep or permit anything to be kept, on or in the Premises, which in case of any of the foregoing, could result in the termination of such insurance policies, could adversely affect the Landlord’s right of recovery under any such policies, or would result in the refusal by insurance companies to insure the Premises in the amounts reasonably satisfactory to the Landlord. If any such action by the Tenant shall result in an increase in the rate of insurance premiums, the Tenant shall pay the increase to the Landlord within ten (10) days of written demand.

3. At all times during this Lease, the Tenant shall insure the Tenant’s Improvements, and the Tenant’s Property against loss or damage by fire, flood, and such other casualties equal to the full replacement value. The Tenant will keep in full force and effect a policy of public liability and property damage insurance in which the limits shall initially be not less than one million dollars ($1,000,000.00) combined single limit, two million dollars ($2,000,000.00) general aggregate and ten million dollars ($10,000,000.00) in Umbrella limits. The Tenant shall also carry plate glass window insurance and otherwise be responsible for the same when damaged during the term of this Lease. During any time when Tenant shall be making alterations or improvements to the Premises, the Tenant shall keep in full force and effect a policy of completed value builder’s risk insurance (on an “installations floater”), including building materials, covering loss from damage from fire, lightening, extended coverage perils, vandalism and malicious mischief, and perils in an amount not less than the final cost of such alterations or improvements.

4. All insurance policies provided by the Tenant shall be issued under valid and enforceable policies in form and substance then standard in the State of Connecticut, issued by insurers having an “AM Best” rating of A- or better. Prior to the Commencement Date, the Tenant shall provide certificates to the Landlord of the insurance. All such insurance policies shall contain an agreement by the insurers that such policies shall not be canceled, amended, or otherwise modified without thirty (30) days written notice to the Landlord, and the Landlord’s rights and interests under such policies shall not be subject to cancellation by reason of any act or omission of the Tenant.

5. Tenant shall indemnify and hold the Landlord harmless against any liability or expense, including reasonable attorney’s fees, on account of any accident or injury to the Tenant, the Tenant’s employees, servants, agents, customers, invitees, licensees, contractors, or visitors, who may be injured by the Tenant or on the Premises.

ALTERATIONS AND IMPROVEMENTS

1. The Tenant shall not make or have made alterations, improvements, decorations, installations and substitutions (collectively called “Tenant’s Improvements”) in, of or to the Premises without the prior written consent of the Landlord. Building alterations and/or improvements will be of equal or greater quality than the existing facility. Approval by Landlord shall not be unreasonably withheld, delayed or conditioned. Landlord approves Tenant’s plans attached hereto as Exhibit B and acknowledges that Tenant may expand the parking area, erect a utility shed and install its own security system. Unless otherwise specified, any improvements or alterations in the Premises made by Tenant (including without limitation permanent partitions, wall paneling and lighting fixtures, but excepting the Tenant’s Property (as defined herein), shall be and remain upon and be surrendered with the Premises at the End of Term. If the Landlord requests at least ninety (90) days prior to the End of Term the removal of any of the Tenant’s Improvements, including telephone and computer cabling, the Tenant shall in good workmanlike manner remove said improvements at the End of Term.

2. The Tenant shall obtain all necessary permits and certificates for the commencement and prosecution of the Tenant’s Improvements and provide copies of same to the Landlord. The Tenant’s Improvements shall not constitute the basis for a claim against the Landlord, nor a lien or charge upon or against the Premises. If at any time any such claim or charge shall be filed against the Premises, the Tenant shall cause such claim, lien or charge to be properly released of record. The Tenant shall pay for all materials constituting Tenant’s Improvements, and the Tenant agrees that none of such materials shall be at any time subject to any lien, security interest, charge, installment sales contract, by any other person, firm or corporation whether created voluntarily or involuntarily.

ENVIRONMENTAL COMPLIANCE AND INDEMNIFICATIONS

1. “Environmental Laws” shall mean any and all statutory, regulatory, or decisional law pertaining to the protection of the environment or to any Polluting Substance, including, but not limited to, Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA), the Resource Conservation and Recovery Act of 1976 (RCRA) and Title 22a “Environmental Protection” of the Connecticut General Statutes, including Sections 22a-448 through 22a-457, state and Federal laws concerning underground storage tanks, the Federal Clean Air Act, 42 USAA Section 7401 et. seq. state law concerning air pollution, Conn. Gen. Statutes Section 22a-174 et. Seq.; the Federal Clean Water Act, 33 USC Section 1251 et. seq., state and Water Pollution Control Act, Conn. Gen. Stat. Chapter 446k, and any as amended from time to time. The term “Polluting Substance” shall mean any toxic, polluting waste or substance, determined by any agency with jurisdiction to pose a present or potential hazard to human health or the environment.

2. The Tenant shall not cause or permit any Polluting Substance to be generated, recycled, refined, transported, treated, stored, disposed, handled, processed, produced or released on the Premises, except in compliance with all applicable laws and regulations, including the Environmental Laws. The Tenant covenants and agrees to be responsible for all costs and penalties arising directly from its non-compliance with the Environmental Laws, permits, or orders of any agency with jurisdiction that may impair the Premises or third parties. If the event of a release of a Polluting Substance caused by Tenant’s activities, the Tenant shall notify the Landlord and the appropriate governmental agency within twenty-four (24) hours of the release. The Tenant covenants and agrees to forever indemnify and hold the Landlord harmless from all costs or liabilities, including reasonable attorney’s fees, legal and consulting expenses, arising from a violation of the foregoing. The Environmental Compliance shall survive the expiration or termination of this Lease, and be governed and construed under the laws of the State of Connecticut.

Tenant hereby agrees to defend, indemnify and hold harmless Landlord and its successors and assigns from and against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including, without limitation, attorneys’ fees and costs incurred in the investigation, defense and settlement of claims or remediation of contamination) incurred by the Landlord as a result of or in connection with the presence at or removal of hazardous materials or wastes or Polluting Substances from the Premises caused or generated by Tenant and/or its agents, servants and employees. Tenant shall bear, pay and discharge, as and when the same become due and payable, any and all such judgments or claims for damages, penalties or otherwise against the Landlord, shall hold the Landlord harmless against all claims, losses, damages, liabilities, costs and expenses, and shall assume the burden and expense of defending all suits, administrative proceedings, and negotiations of any description with any and all persons, political subdivisions or government agencies arising out of any of the occurrences set forth above. This paragraph shall survive termination of this Lease.

3. Landlord represents that the Premises are in compliance with all Environmental Laws. Landlord shall deliver to Tenant copies of such environmental reports as the Landlord has in its possession. Landlord is not required to conduct any additional environmental testing or surveys as part of this Lease. Tenant shall perform such further environmental testing and surveys as it deems necessary to determine the current environmental status of the Premises to be used by the parties as a “baseline” in the future if any environmental issues arise with respect to Tenant’s use and occupancy of the Premises.

4. Landlord hereby covenants with Tenant that Landlord shall comply with all Environmental Laws applicable with respect to the common areas of the Premises and obtain all necessary permits and approvals applicable to the discharge, generation, manufacturing, removal, transportation, treatment, storage, disposal and handling of Hazardous Materials or Wastes as apply to the activities of Landlord, its directors, officers, employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns at the property.

5. Landlord hereby agrees to defend, indemnify and hold harmless Tenant, its employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns from and against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including, without limitation, attorneys’ fees and costs incurred in the investigation, defense and settlement of claims or remediation of contamination) incurred by such indemnified parties as a result of or in connection with the presence at or removal of hazardous materials or wastes from the Premises (unless the hazardous materials or waste were caused or generated by Tenant). Landlord shall bear, pay and discharge, as and when the same become due and payable, any and all such judgments or claims for damages, penalties or otherwise against such indemnified parties, shall hold such indemnified parties harmless against all claims, losses, damages, liabilities, costs and expenses, and shall assume the burden and expense of defending all suits, administrative proceedings, and negotiations of any description with any and all persons, political subdivisions or government agencies arising out of any of the occurrences set forth above. This paragraph shall survive termination of this Lease.

TENANT’S PROPERTY

Any trade fixtures, equipment and other personal property installed in or attached to the Premises by the Tenant, (except for mechanical systems such as heating and air conditioning equipment sufficient for office use) shall remain the property of the Tenant and may be removed by the Tenant at any time during this lease (“Tenant’s Property”) provided such removal does not cause any damage to the Premises or render the same untenantable. Any mechanic systems such as heating and air conditioning of a quality and character greater than office use may be removed by the Tenant and shall be deemed Tenant’s Property. The Tenant shall pay for the cost or repairing any damages to the Premises resulting from such installation or removal of Tenant’s Property. The Landlord shall not be liable to the Tenant or any person or company for damage or theft to the Tenant’s Property.

UTILITIES AND FUEL

Landlord agrees to furnish all existing utilities to Tenant during the term of this Lease including without limitation, electricity, gas, sewer and telephone lines. All utilities will be billed in the name of the Tenant. The Tenant agrees to pay all charges made by any utility company for services furnished to the Premises during the term of this Lease, including, but not limited to, electricity, gas, water, sewer, telephone, and cable television. Landlord grants Tenant permission to install antennas on the roof of the Building, at its sole cost and expense, provided the installation, maintenance and repair thereof does not cause any damage to the roof of the Premises. Tenant agrees to remove any such antenna at the expiration of the term of this Lease and repair or replace the roof if necessary. Landlord shall not be required to enhance or improve the existing utility services or mechanicals serving the Premises.

ASSIGNMENT AND SUBLETTING

The Tenant agrees not to assign or in any way encumber this Lease, nor sublet the Premises, or any part hereof, without obtaining prior written consent of the Landlord, which shall not be unreasonably withheld, delayed or conditioned. In the event of an assignment, or sale of the Tenant, all rights and guarantees provided to the Landlord will survive the assignment and the assignee shall execute an instrument agreeing to be bound by the terms of this Lease as the same may be amended.

DAMAGE OR DESTRUCTION

1. In the event that the Premises, other than Tenant’s Improvements or Tenant’s Property, is damaged by fire or other insured casualty, but the Tenant shall continue to have reasonably convenient access, and no portion of the Premises shall be rendered unfit for use and occupancy, the Landlord shall repair such damage with diligence. During the repair period, the Rent shall not be abated or suspended.

In the event the damage is caused by the negligent or willful conduct of the Tenant, or its agents, servants or employees, the Tenant shall make all necessary and required repairs to put the Premises into substantially the same condition it was prior to the damage and shall continue to make any and all payments required under the terms of this Lease.

2. In the event that the Premises, other than Tenant’s Improvements or Tenant’s Property, are damaged or destroyed by fire or other insured casualty, and the Tenant shall not have reasonably convenient access, or rendered unfit for use and occupancy, and if in the sole judgment of the Landlord the damage may be repaired within ninety (90) days after the occurrence, then the Landlord shall notify the Tenant within fifteen (15) days after the occurrence, and shall repair such damage with diligence. If the Premises does not have reasonably convenient access or some portion of the Premises, or the whole of the Premises is rendered unfit, the Rent shall be appropriately abated during the period until Tenant regains occupancy. The Tenant shall have the right to terminate the Lease, within ten (10) days notice, if the Landlord cannot repair the damage and receive appropriate authority for use and occupancy after the ninety (90) day period. No damages, compensation or claim shall be payable to the Landlord or the Tenant, by reason of inconvenience, loss of business, or annoyance arising from any damage, or repair thereof.

In the event the damage is caused by the negligent or willful conduct of the Tenant, or its agents, servants or employees, the Tenant shall make all necessary and required repairs to put the Premises into substantially the same condition it was prior to the damage and shall continue to make any and all payments required under the terms of this Lease.

CONDEMNATION

If the Premises, or so much of the Premises as is necessary for the Tenant’s Use and occupancy for the purpose set forth herein, shall be taken by condemnation or in any other manner, then the term of this Lease shall terminate as of the date title vests in the taking authority, and the Rent shall be apportioned as of such date. The Tenant shall have the right in any condemnation proceeding to any award payable for the Tenant’s moving expenses and the value of the Tenant’s Property. The Tenant shall have no other right to any award for taking of the Premises, the contract value of this Lease, and rights to all such rewards shall be retained by the Landlord. Tenant may make a claim against the condemning authority for its own losses including, without limitation, relocation costs and the cost of its property.

DEFAULT

1. Any of the following shall constitute “Default” under this Lease: whenever the Tenant fails to pay Rent or Common Area Charges, or any other charge payable by Tenant to the Landlord, under this Lease within fifteen (15) days of it being due. Or, whenever the Tenant fails to obtain or maintain the required insurance under this Lease, or if the Tenant does, or fails to do, any other action provided for by this Lease, and does not remedy the same within thirty (30) days after receipt of written notice from Landlord; or files a petition in Bankruptcy or is the subject of an involuntary bankruptcy petition that is not dismissed within ninety (90) days; or the Tenant dissolves.

2. In the event of Default, the Landlord shall have the immediate right, at its election, to terminate the term of the Lease by giving the Tenant ten (10) days notice of the Landlord’s election to terminate. The Landlord may elect to take possession and remove the property and possessions of the Tenant, and the same may be stored in a public warehouse, at the cost for the account of the Tenant, and without notice or resort to legal process. The Landlord shall not be guilty of trespass, or be liable for loss or damage occasioned thereby.

3. If the Landlord elects to take possession, the Landlord shall be under an obligation to re-lease the whole or part of the Premises on behalf of the Tenant, for period equal to, greater or less than, the remainder of the term of this Lease, and at such rent and upon such terms as the Landlord shall deem reasonable. The Landlord shall be entitled to the rent upon such re-leasing, whether or not such rent is in excess of the Rent.

4. If the Landlord elects to re-enter and take possession of the Premises, and whether or not the Landlord has terminated this lease, or re-leased the Premises, the Tenant shall pay to the landlord as liquidated damages, within ten (10) days of written demand, all unpaid Rent for the Term of the Lease, including Common Area Charges, all expenses of maintaining the Premises while vacant, all expenses, including reasonable attorney’s fees, incurred by Landlord in recovering possession, re-leasing the same, and collecting Rent, all costs of repairs and decorations to re-lease the Premises, and all brokerage commissions in re-leasing the Premises. Notwithstanding the foregoing, the Landlord shall reimburse the Tenant that portion of the unpaid rent that is recovered by Landlord’s reletting of the Premises.

OPTION TO RENEW

The Tenant shall have one option to extend the Term of this lease by five years, beginning April 1, 2009, and continuing through March 31, 2014. Such renewal shall be upon the same terms and conditions as are applicable to the first term, except for Base Rent. The ensuing five-year option shall be at the current rent rate plus a percentage thereof, which shall be equal to the percentage increase in the Consumer Price Index for All Urban Consumer – All Items (CPI-U) as published by the Bureau of Labor Statistics of the United States Department of Labor for the period of April 2004 to March 31, 2009. Notice to renew must be given in writing, certified mail, return receipt requested, not less than six (6) months prior to the expiration of the Term, time being of the essence. Notwithstanding the foregoing, should Tenant neglect to exercise an option on the applicable date, Tenant’s right to exercise its option shall not expire until thirty (30) days after notice by Landlord, of Tenant’s failure to exercise its option.

HOLDING OVER

The Tenant shall pay to the Landlord Rent equal to one hundred and twenty-five percent (125%) of the Rent and Common Area Charges payable at the End of Term or as calculated for any period of renewal. The hold-over rent shall be paid in equal monthly installments. The provisions of this article shall not constitute a waiver or limit any other rights and remedies of the Landlord provided herein or at law.

RIGHT OF FIRST REFUSAL TO PURCHASE

During the initial term, Tenant shall have a thirty (30) day Right of First Refusal to Purchase the Premises for the price that the owner is asking on the open market not to exceed $3,500,000.00. Tenant may exercise such right at any time during such thirty (30) day period by giving written notice to Landlord.

SUBORDINATION

This Lease and all rights of the Tenant hereunder are subject to and subordinate to any mortgage or ground lease made by the Landlord, which affect the Premises; provided such mortgagee or ground lessor enters into a Subordination, Nondisturbance and Attornment Agreement with Tenant in form and substance acceptable to Tenant. The Tenant shall at any time execute, acknowledge and deliver to the Landlord any subordination, nondisturbance and attornment agreement to any future mortgagee or ground lessor. If in the mortgaging of the Premises by the Landlord, any mortgagee requests modifications to the Lease, and such modification does not materially increase the obligations of the Tenant, the Tenant shall not withhold or delay consent to such modification.

NOTICES

Whenever notice is required by conditions of this lease, such notice shall be given or served in person, or sent by a nationally recognized overnight carrier, or by registered or certified mail, return receipt requested, and addressed as follows:

To Landlord at:

Chris Zane

ZFI Group, LLC

105 North Main Street

Branford, CT 06405

To Tenant at:

Terrie B. Estes, Director, Financial Planning

CuraGen Corporation

555 Long Wharf Drive, 11th floor

New Haven, CT 06511

Or to such other person or address as either party shall have specified for itself by notice to the other party in the manner set forth previously.

SECURITY DEPOSIT

Contemporaneously with the execution of this Lease, the Tenant has deposited with the Landlord two month’s rent equal to the sum of twenty eight thousand three hundred and thirty three dollars and thirty-three cents ($28,333.33). The security deposit will be held by the Landlord, without liability for interest, as security for the performance by the Tenant of all terms of this Lease. The Security Deposit shall not be used to pay Rent at the End of Term. The Security Deposit shall be returned to the Tenant within thirty (30) days after vacating the Premises with a final accounting of offsets, if any.

LANDLORD’S RULES AND REGULATIONS

No unregistered cars, trucks or trailers may be present upon the Premises without prior written permission of the Landlord. Outside storage shall be limited to incidental materials used in the operation of the Tenant’s business. The Tenant shall limit the outside storing of cars, trucks, vans, truck bodies, storage sheds, boats, trailers, or storage containers. Any and all materials handling equipment shall not mark or damage the floors and paving. No animals of any kind shall be housed on the Premises, except seeing eye dogs or similar animals. The Tenant agrees to notify or call the Landlord within eight (8) hours of an emergency, such as fire, explosion, criminal activity, environmental hazard, storm damage, and similar events.

LANDLORD’S RIGHT TO PERFORM TENANT’S COVENANTS

The Landlord may make any payment or fulfill any obligation on behalf of the Tenant regarding the repair and maintenance of the Premises after thirty (30) days prior written notice. The Landlord shall not be obligated to perform any of Tenant’s covenants. The Tenant is not released of its obligations thereto if the Landlord performs any of the Tenant’s obligations. If the Landlord makes any payment in performance of the Tenant’s obligations, the payment shall become Rent after ten (10) days written demand for payment as used in this lease, and after such ten (10) day period interest of eighteen percent (18%) per year or the maximum rate allowable by law shall accrue and be due and payable.

LIENS

The Tenant shall not suffer or permit any mechanics liens, materialman’s liens or other liens, including, but not limited to, real estate broker liens, to be filed against the Premises. If any such lien shall be filed, the Tenant shall cause the same to be discharged of record within ninety (90) days of the receipt of notice by the Tenant of the filing of the same.

WASTE

The Tenant covenants and agrees not to do or suffer any waste, damage, disfigurement or injury to the Premises of any part hereof.

INSPECTION BY LANDLORD

Upon twenty four (24) hours notice and during normal business hours, the Tenant agrees to permit the Landlord, and its representatives, to enter the Premises. The Landlord shall have the right to exhibit the same for the purpose of sale. And during the last six (6) months of the Lease, the Landlord shall have the right to exhibit the Premises for the purpose of leasing or for a sale.

SURRENDER OF PREMISES

On the last day of this Lease, or upon any earlier termination, the Tenant shall quit and surrender the Premises to the Landlord, in good order, condition and repair reasonable wear and tear excepted. The Tenant shall remove all Tenant’s Property, and shall remove those portions of the Tenant’s Improvements designated by the Landlord, and repair any damage incidental thereto such removal.

ESTOPPEL CERTIFICATE

The Tenant agrees to deliver to the Landlord’s written request, within ten (10) days of receipt, a written certificate, in recordable form, ratifying this Lease, including all terms and conditions requested by such certificate.

LIMITATION OF LIABILITY

Anything within this Lease to the contrary notwithstanding, the Tenant agrees that it shall look solely to the estate and property of the Landlord in the Premises for the collection of any judgment, or other judicial process, requiring the payment of money by the Landlord, and for no other assets of the Landlord or of any partner in the Landlord.

RIGHTS OF LANDLORD; NON-WAIVER

No right or remedy conferred upon the Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative. The failure of Landlord to insist upon strict performance of any provision of this Lease shall not be construed as a waiver or relinquishment thereof for the future. Receipt by the Landlord of Rent, with knowledge of a breach of any provision shall not be deemed a waiver of such breach.

BROKER

The Tenant and Landlord represent to each other that no broker or agent participated with Tenant or Landlord in this transaction. The Tenant and Landlord agree to indemnify and hold each other harmless from and against any claim of any other broker or agent.

ENTIRE AGREEMENT; AMENDMENT

This Lease and all Exhibits attached constitute the entire agreement between the Tenant and the Landlord. This lease may not be modified except in writing, signed by both parties. The Tenant by entering into actual possession of the Premises shall be conclusively deemed to have agreed that the Landlord has provided its obligations.

SIGNAGE

Tenant shall have the right to affix Tenant’s signs on the Premises; provided Tenant complies with local laws, rules and ordinances. No signage shall be placed on the roof of the Premises.

QUIET ENJOYMENT

Landlord agrees that Tenant, upon paying all rent and other charges provided for herein and observing and keeping the covenants and conditions of this Lease, shall lawfully and quietly hold and enjoy the Premises during the Term without hindrance or molestation by Landlord, or by any person or persons lawfully claiming by, through, or under Landlord.

NOTICE OF LEASE

This lease shall not be recorded on the Branford land records. Upon written request by either party, the other party shall execute a Notice of Lease, in recordable form, satisfying the requirements of Section 47-19 of the Connecticut General Statues, as amended.

PARKING

Tenant shall have exclusive use of the parking spaces in and around the Premises. Landlord represents that there shall be twelve (12) assigned parking spaces available immediately upon executing this lease document. The Tenant shall provide insurance for public liability for use of the twelve (12) parking spaces naming the Landlord as an insured and in the amount of $1,000,000.00 per occurrence, $2,000,000.00 in the general aggregate and $10,000,000.00 on Umbrella limits.

MISCELLANEOUS

Governing Law. This Agreement shall be governed by and enforced in accordance with the laws of the State of Connecticut.

Severability. If any provision of this Agreement or the application thereof shall be deemed invalid, illegal or unenforceable to any extent it is intended that there shall be no affect on the remainder of the terms of this Agreement.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Binding Effect. Each and every term, provision, covenant and agreement herein contained shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

Attorneys Fees and Costs. In the event that any party shall breach the terms of this Agreement, the breaching party shall be liable to the non-breaching party for any fees and costs incurred in the enforcement of this Agreement, including, but not limited to reasonable attorneys fees and costs of enforcement.

Waiver. Each party waives the right to have any dispute to this Agreement tried to a jury and agrees that this is a commercial transaction.

Cooperative Drafting. The parties acknowledge that this Agreement was drafted cooperatively between the parties and their attorneys and that neither party shall be entitled to claim the benefit of any ambiguity from the drafting thereof.

Successors Bound. The terms of this Lease and any amendments thereto shall be binding on the heirs, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the Landlord and the Tenant have caused this Lease to be duly executed the day and year written on the first page.

Landlord:	Signed, sealed and delivered in the presence of:

ZFI Group, LLC

/s/ Chris Zane
Chris Zane
Member

Tenant:

CuraGen Corporation

/s/ David Wurzer
David Wurzer
Executive Vice President and Chief Financial Officer

/s/ Terrie B. Estes
Terrie B. Estes
Director of Financial Planning

EXHIBIT A

- Legal Description of Premises -

EXHIBIT B

- Tenant’s Improvements -

Tenant Improvements to include, but not limited to the following:

1.	Refurbishment of existing office and creation of additional offices.

2.	New parking spaces: 20 more parking spaces are required to obtain Town of Branford approval, given the square footage and use of the premises.

3.	Installation of walls, floors and ceilings in the facility.

4.	Plumbing, electrical, drains (including increasing the pipe capacity from the building to the sewer).

5.	Sprinklers lowered to the ceiling heights.

6.	HVAC installation.

7.	Back-up electrical generator installed.

8.	Exterior sign modified.

9.	Installation of process equipment and support utilities, including high purity water system and steam.